Exhibit 10.13

January 1, 2020

Mariya Pylypiv

Re:	Amended and Restated Offer of Employment

Dear Dr. Pylypiv:

It is my pleasure to invite you to join the team at UpHealth Services, Inc. (the “Company”). Subject to your acceptance of this offer by execution of this letter agreement, this offer will replace your Offer of Employment letter dated November 5, 2019 and the following key terms will apply to your employment with the Company.

Your Position: You will be the Vice Chairwoman, with the customary duties of this position. You will be reporting to the Board of Directors.

Your Start Date: Your first day of employment with the Company will be January 1st, 2020 and your employment shall continue until the formation of a holding company (“Holdings”), at which time the Company intends to become a wholly-owned subsidiary of Holdings and your employment will continue upon the same terms with Holdings.

Your Salary: Your annualized salary will be $200,000.00 (“Base Salary”). You will be eligible for periodic salary increases, but not decreases, as determined in the sole discretion of the Company’s Board of Directors. Your Base Salary will be reviewed annually. Your Base Salary will accrue until the completion of a transaction that results in the Company, one of its affiliates or a successor entity becoming publicly traded or a subsidiary of a publicly traded company.

Benefits: You will (i) be entitled to participate in all employee benefit plans which any senior executive officer of the Company is entitled to participate in on the same terms as all other senior executive officers; (ii) receive and participate in all profit sharing, equity incentive plans, performance bonus plans, incentive compensation, 401(k) plans and pension benefits and executive retirement and supplemental benefits which are available to any other senior executive officer of the Company on the same terms as all other senior executive officers; and (iii) receive health insurance programs, executive medical and dental benefits, life insurance, disability plans, accidental death and dismemberment benefits plus such other benefits which are available to the senior executives of the Company on the same terms as all other senior executive officers.

Insurance; Indemnification: While employed by the Company and thereafter while you could have any liability, you will be named as an insured party in any liability insurance policy (including any director and officer liability policy and errors and omissions policy) maintained by the Company for its directors and/or senior executive officers.

We look forward to working with you in supporting the success and growth of our company.

Sincerely,

Title:	Founder and Executive Chair

Name:	Chirinjeev Kathuria

Signed:	/s/ Chirinjeev Kathuria

Accepted and Agreed to on January 1, 2020.

By:	/s/ Mariya Pylypiv